                      AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of January 31, 1998, is by and between Lamonts Apparel, Inc., a Delaware corporation (the "Company"), and Loren R. Rothschild ("Executive").

          WHEREAS, this Agreement, which amends and restates the Employment Agreement, dated as of April 18, 1995 (the "Existing Employment Agreement"), between Executive and the Company, is being entered into in connection with the Company's Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization" or "Plan");

          WHEREAS, the Plan provides, among other things, for the continued employment of Executive after confirmation of the Plan and dismissal of the Company's Chapter 11 case (the "Bankruptcy Case") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code");

          WHEREAS, the Plan was confirmed by order entered on December 18, 1997 by the United States Bankruptcy Court for the Western District of Washington at Seattle (the "Bankruptcy Court") and the Bankruptcy Case has been dismissed; and

          WHEREAS, the Plan included provision for employment of the Executive pursuant to the terms of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Existing Employment Agreement as follows:

           1.  EMPLOYMENT OF EXECUTIVE; TITLE.

               (a) EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive agrees to enter into the employment of the Company, on the terms and conditions set forth in this Agreement. Executive agrees during the term of his employment to devote such portion of his business and professional time, efforts, skills and abilities to the performance of his duties as stated herein and to the furtherance of the Company's business as the Chairman of the Board of Directors of the Company (the "Board") may reasonably direct.

               (b) TITLE. Executive's job title will be Vice Chairman of the Board and his duties will be those as are mutually determined by the Chairman and the Vice Chairman of the Board, consistent with the position of Vice Chairman, including managing the legal, financial and administrative functions of the Company.

               (c) BOARD MEMBERSHIP. The Company agrees that it will use its best efforts to cause Executive to be nominated to the Board and to serve as Vice Chairman of the Board at each annual meeting of stockholders of the Company during the term.

          2.   TERM.  Unless terminated at an earlier date in accordance with
Section 8, the term of this Agreement (the "Term") shall continue until the third anniversary of the 90th day following the effective date of the Plan (the "Effective Date").

          3.   COMPENSATION.

               (a) BASE SALARY. Subject to Section 8 hereof, as compensation for Executive's services hereunder, the Company shall pay to Executive a base salary ("Base Salary") of (i) $240,000 per year, payable in equal monthly installments of $20,000, in arrears at the end of each calendar month during the first 90 days of the Term and (ii) $150,000 per year, payable in equal monthly installments of $12,500, in arrears at the end of each calendar month during the remainder of the Term.

               (b) REORGANIZATION BONUS. Upon the Effective Date, the Company became obligated to pay to Executive, a bonus (the "Reorganization Bonus") in an amount equal to (i) $186,667 and (ii) an additional bonus of $80,000. The portion of the Reorganization Bonus payable pursuant to clause (ii) of this
Section 3(b) shall be payable on the 90th day after the Effective Date. The Reorganization Bonus shall be an Expense of Administration obligation of the Company.

               (c) INCREASES IN BASE SALARY. Beginning on January 31, 1998, Executive's Base Salary shall be reviewed by the Board or the Compensation Committee thereof no less frequently than on each January 31 during the Term. The Base Salary payable to Executive may be increased on each such date (and at such other times as such Board or the Compensation Committee may deem appropriate during the Term) to such amount determined appropriate by such Board or the Compensation Committee; PROVIDED, HOWEVER, that Executive's Base Salary shall be increased annually in a minimum amount equal to the cost-of-living increment as reported in the "Consum-

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er Price Index, Los Angeles, California, All Items," published by the U.S.
Department of Labor (using January 1, 1995 as the base date for comparison with respect to the increase to be made on January 31, 1998, and using January 1 of the immediately preceding year as the base date for comparison with respect to each annual increase to be made thereafter). Each such new Base Salary shall become the base for each successive year increase. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder and, once established as an increased specified rate, Executive's Base Salary shall not be reduced unless Executive otherwise agrees in writing.

          4. ADDITIONAL COMPENSATION. On the Effective Date, the Company shall issue to Executive (i) options to purchase 150,000 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of the Company, which options shall be exercisable at a price of $1.00 per share; (ii) to prevent dilution upon exercise of the New Class A Warrants and the New Class B Warrants (as each such term is defined in the Plan of Reorganization), (x) options to purchase 36,722 shares of Common Stock, which options shall be exercisable at a price of $.01 per share on the first date on which the Aggregate Equity Trading Value (as such term is defined in the Plan of Reorganization) equals or exceeds $20 million and (y) options to purchase 13,337 shares of Common Stock, which options shall become exercisable at a price of $.01 per share on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million; PROVIDED THAT, the aggregate number of options described in clauses (ii)(x) and (y) above which may be exercised by Executive shall bear the same proportion (based on the total number of such options granted to Executive) to the number of options described in clause (i) above that have been exercised by Executive (based on the total number of such options granted to Executive); and (iii) to prevent dilution upon the exercise of the New Class C Warrants (as defined in the Plan), 3,811 New Class C Warrants, exercisable in accordance with the terms thereof.

          The options described in clauses (i) and (ii) above and the New Class C Warrants issued to Executive shall vest (x) 50% upon the Effective Date, (y) 25% on the first anniversary of the Effective Date and (z) 25% on the second anniversary of the Effective Date; PROVIDED THAT, if this Agreement is thereafter terminated pursuant to Section 8(a)(i), such options and New Class C Warrants shall vest in full upon the date of such termination.

          5. TAX WITHHOLDING; WAIVER OF BENEFITS. The Company has the right to deduct from all compensation and amounts payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other such

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

taxes, deductions or charges as may now be in effect or that may hereafter be enacted or required. During the Term, Executive hereby waives, to the fullest extent permitted by applicable law, all benefits and executive perquisites provided to employees of the Company, including, without limitation, those provided to its senior executives (but excluding 401(k) benefits and benefits and perquisites provided to directors of the Company, including (without limitation), directors' and officers' liability insurance).

          6. EXPENSES. Executive acknowledges that the performance of his duties hereunder will require significant travel, primarily to Kirkland, Washington, and agrees to be present in such other locations at such other times as the Chairman of the Board may reasonably request. Executive shall be reimbursed by the Company, in accordance with its reimbursement policy from time to time in effect, for all reasonable and necessary out-of-pocket expenses incurred by him in performing his duties under this Agreement, including (without limitation) hotel, rental car, airfare and other reasonable travel expenses between Executive's home in Los Angeles, California, and Kirkland, Washington. Executive shall be furnished with a suitable office and secretarial assistance at the Company's headquarters.

          7.   CONFIDENTIAL INFORMATION.

               (a) CONFIDENTIALITY. Except as permitted or directed by the Board through written authorization, during the Term and for a period of two years thereafter, Executive shall not, and shall not permit any of his affiliates or representatives (collectively, "REPRESENTATIVES") to, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive or any of his Representatives has acquired or becomes acquainted with or will acquire or become acquainted with prior to the termination of this Agreement, whether developed by itself or by others, concerning any trade secrets, confidential or secret designs, directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The foregoing obligations of confidentiality, however, shall not apply to disclosure of any knowledge or information that is required by any governmental agency or instrumentality to be disclosed or is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive or any of his Representatives; PROVIDED THAT, in the case of a governmental agency or instrumentality seeking disclosure of such confidential material,


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Executive agrees to provide the Company with prompt notice, sufficient information and reasonable assistance so that the Company can seek an appropriate order or other appropriate remedy or, if the Company wishes, waive Executive's compliance with this Section 7.

               (b) CONFIDENTIAL MATERIALS. Upon termination of this Agreement and upon written request of the Company, Executive agrees to deliver promptly to the Company all written confidential or secret knowledge or information of the Company, including, without limitation, all analyses, compilations, studies or other documents or records prepared by Executive, his Representatives or any others, and all copies or other reproductions of any of the aforementioned items.

          8.   TERMINATION.

               (a) BASES FOR TERMINATION. Notwithstanding any other provision hereof, this Agreement and the relationship created hereunder between the Company and Executive shall terminate prior to the expiration of the Term only upon the occurrence of any one of the following events:

               (i) 30 days after delivery to Executive by the Company of written notice of the Company's voluntary and unilateral termination of this Agreement;

               (ii) 30 days after delivery to the Company by Executive of written notice of Executive's voluntary and unilateral termination of this Agreement; or

               (iii) immediately after delivery to Executive by the Company of written notice of termination for "cause." For purposes of this Agreement, "cause" shall mean (A) any dishonest or fraudulent act or course of conduct by Executive, or other act or course of conduct by Executive constituting a criminal act or that results in improper gain or personal enrichment of Executive at the expense of the Company, or the commission by Executive of an act or a course of conduct involving moral turpitude, or Executive's insubordination to the Board; or (B) the engaging by Executive in willful misconduct or gross negligence that is injurious to the Company; or (C) a material breach by Executive of any of the terms or conditions of this Agreement or of policies reasonably established by the Board, or Executive's material neglect of his duties or of the Company's business, PROVIDED THAT, no such termination pursuant to this clause

     (C) shall be effective unless the Company shall have given Executive 30 days' prior written notice specifying the manner in which Executive's conduct or performance fails to comply with this clause (C) and Executive shall not have cured such non-complying conduct or performance within such 30-day period. (Termination pursuant to this clause (C) shall be effective 30 days after such notice unless such conduct has been cured in the good faith judgment of the Board of Directors of the Company.)

               (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8(a)(i), Executive shall be entitled to receive only (A) the unpaid portion of his Base Salary that would have been payable pursuant to
Section 3(a) during the Termination Period (defined below) had this Agreement not been so terminated, which shall be paid to Executive in arrears at the end of each calendar month during such period, plus (B) any unreimbursed expenses payable pursuant to Section 6, which shall be paid to Executive within ten business days after the date that Executive submits to the Company reasonable documentation of such unreimbursed expenses. "TERMINATION PERIOD" shall mean the period beginning on the effective date of termination and ending on the last day of the Term.

          If this Agreement is terminated pursuant to Section 8(a)(ii) or (iii), Executive shall be entitled to receive only (A) his Base Salary payable pursuant to Section 3(a), pro-rated through the effective date of such termination, which shall be paid to Executive on the effective date of such termination, plus (B) any unreimbursed expenses payable pursuant to Section 6, which shall be paid to Executive within ten business days after the date that Executive submits to the Company reasonable documentation of such unreimbursed expenses.

               (c) GENERAL RELEASE. Acceptance by Executive of any amounts pursuant to this Section 8 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors, and affiliates, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company; PROVIDED, however, that there may be properly excluded from the scope of such general release the following:

               (i) claims that Executive may have against the Company for reimbursement of reasonable and necessary business expenses incurred by him during the course of his employment;

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

               (ii) claims that may be made by Executive for payment of base salary properly due to him; or

               (iii) claims respecting matters for which Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws or indemnification agreements, respecting third-party claims asserted or third-party litigation pending or threatened against Executive.

A condition to Executive's receipt of any amounts pursuant to this Section 8 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without cause, provide a release to Executive, but only with respect to claims against Executive that are actually known to the Company as of the time of such termination.

          9. LIABILITY OF EXECUTIVE. Executive assumes no responsibility under this Agreement, other than to perform the services to be performed hereunder in good faith and to maintain the confidentiality of any confidential
or secret information of the Company pursuant to Section 7.   Executive shall
not be liable to the Company, except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

          The Company shall maintain directors' and officers' insurance policies during the Term and for a period of twelve months thereafter on substantially the same terms as the Corporation's current policies; PROVIDED THAT, if any insurer shall cancel or refuse to renew any such policy and the Company is unable to obtain a replacement policy on substantially the same terms reasonably satisfactory to Executive, the Company will timely exercise any and all options thereunder, and pay any and all premiums or other charges necessary, to extend the period during which claims may be made thereunder; PROVIDED further THAT, the Company shall not be required to pay such premiums or other charges necessary to extend such period if they are substantially in excess of the premiums in effect on the date hereof. If the Company does not maintain directors' and officers' insurance at any time during the Term, Executive may terminate this Agreement immediately and such termination shall be treated as a termination under 8(a)(i) hereof.

          10. OTHER BUSINESS ACTIVITIES. The Company acknowledges and agrees that Executive may perform consulting services for other persons; PROVIDED THAT, Executive may not perform consulting or other services for any retail apparel chain that is competitive with the Company or its subsidiaries in any geographical area in which the Company or any of its subsidiaries engages in business. Subject to the foregoing proviso, nothing in this Agreement shall restrict or limit the right of Executive, the Company or their respective affiliates or associates to engage in whatever activities they choose, whether or not competitive with matters covered by this Agreement, and none of them shall, as a result of this Agreement, have any obligation to offer any interest in such activities to any party hereto.

          11.    ARBITRATION - EXCLUSIVE REMEDY.

               (a) Except as otherwise provided herein, the parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Seattle, Washington, presided over by one arbitrator. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration.

               (b) If the parties are unable to mutually select an arbitrator to hear the matter, then the American Arbitration Association, upon application of the initiating party, shall provide a panel of arbitrators from which the parties shall select one to hear the matter.

               (c) The arbitration proceeding shall be conducted in accordance with the Rules for Resolution of Employment Disputes of the American Arbitration Association. The administrative costs of arbitration (including the expense of a party in preparing for and presenting the party's case at the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party), shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

          12.  MISCELLANEOUS.

               (a)  ASSIGNMENT.    The Company shall have the right to assign
this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company

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

merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

               (b) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF WASHINGTON AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE WITHOUT CONSIDERATION OF ANY CONFLICTS OF LAW PROVISIONS THEREOF.

               (c) ENTIRE AGREEMENT. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the employment arrangement between Executive and the Company and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

               (d) SEVERABILITY. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ a valid, legal, nonvoid and enforceable alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

               (e) AMENDMENTS/WAIVERS. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

               (f) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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               (g)  COUNTERPARTS.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               (h) NOTICES. Any notices or other communications to the Company or Executive required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:       Lamonts Apparel, Inc.
                         12413 Willows Road N.E.
                         Kirkland, WA 98034
                         Facsimile:  (425) 814-9749
                         Attention:  Chief Executive Officer

If to Executive:         Loren R. Rothschild
                         Lamonts Apparel, Inc.
                         12413 Willows Road N.E.
                         Kirkland, WA  98034
                         Facsimile:  (425) 814-9749

The Company or Executive by notice to the other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to the Company or Executive shall be deemed to have been given or made as of the date so delivered, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five business days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

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

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

                         LAMONTS APPAREL, INC.




                         By: /s/ Alan Schlesinger
                             -----------------------------------
                                Name:    Alan Schlesinger
                                Title:   Chairman of the Board,
                                          President and Executive Officer





                         /s/ LOREN R. ROTHSCHILD
                         ---------------------------------------
                         LOREN R. ROTHSCHILD



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